UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SPX Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

As a follow-up to an inquiry by certain stockholders, the Vice President, Secretary and General Counsel of SPX Corporation sent the letter attached hereto as Appendix A to the Directors of SPX Corporation on May 4, 2006. A copy of this letter was also made available to the inquiring stockholders on May 4, 2006.

APPENDIX A

SPX Corporation
13515 Ballantyne Corporate Place
Charlotte, NC 28277 USA
Phone: 704-752-4485
Fax: 704-752-7511

Re:          Stock Incentive Grants to Non-Employee Directors

To:          The Directors of SPX Corporation

Gentlemen and Madam:

I write on behalf of the management of SPX Corporation in regard to SPX’s approach to stock incentives for non-employee directors. Specifically, we recommend that, if the 2006 Non-Employee Directors’ Stock Incentive Plan (the “Plan”) is approved by the stockholders of the Company, the Plan be amended to formalize the Company’s current practice with respect to performance and time restrictions for such incentives, as set forth below.

Consistent with the Company’s practice, we recommend adoption of the following provisions in connection with regular annual stock incentive grants to non-employee directors:

•                  if there are one or more performance criteria associated with vesting, the grants should specify at least a one year time-vesting requirement;

•                  if there are no performance criteria associated with vesting, the grants should specify at least a three year time-vesting schedule, with annual or other periodic vesting on a pro-rata basis over such period;

•                  such grants should be administered by a committee of the Board composed entirely of independent directors; and

•                  except in the event of a director’s death, disability, retirement or a change of control, such committee should not waive the performance or time restrictions specified for grants made under this plan.

We hope this recommendation meets with your approval. We will prepare further background and analysis for your consideration at a forthcoming Board meeting.

Sincerely,

/s/ Kevin L. Lilly

Kevin L. Lilly
Vice President, Secretary,
and General Counsel